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                                                                    Exhibit 10.3


                            COX COMMUNICATIONS, INC.
                             ANNUAL INCENTIVE PLAN
                   AMENDED AND RESTATED AS OF JANUARY 1, 2000


         This Cox Communications, Inc. Annual Incentive Plan (the "Plan"), which shall be effective as of January 1, 1997, is designed to provide incentive benefits to designated senior management employees of Cox Communications, Inc. ("Cox"). The Plan amends and restates the Cox Annual Incentive Plan, as initially in effect as of January 1, 1997.

1.       DEFINITIONS

         For purposes of the Plan, the following terms shall have the meanings set forth below:

         (a) "Award" means the amount of cash bonus payable under the Plan to a Participant with respect to a Plan Year.

         (b) "Board" means the Board of Directors of Cox.

         (c) "Committee" means the Compensation Committee of the Board.

         (d) "Earned Target Percentage" means the percentage of the Target Bonus that is earned and payable to a Participant under the provisions of the Plan with respect to a Plan Year, which is based on the achievement of one or more Performance Goals.

         (h) "Participant" means any senior management employee of Cox designated as a Participant by the Committee.

         (f) "Performance Goals" means one or more objective measurable performance factors as determined by the Committee each Plan Year based upon one or more factors, including revenue, revenue generating units, commercial units, operating cash flow, earnings, economic profit, return on investment, number of subscribers, customer service, net income, earnings per share and stock price.

         (i) "Plan" means the Cox Communications, Inc. Annual Incentive Plan, as amended from time to time.

         (j) "Plan Year" means the calendar year.

         (k) "Target Bonus" means for a Plan Year beginning on or after January 1, 2000, an amount of cash bonus equal to a percent of a Participant's base compensation for the Plan Year, which percent shall be established by the Committee.

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2.       ADMINISTRATION

         The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, establishment of the Target Bonus, payment targets and the amount of Awards payable under the Plan. A writing signed by all members of the Committee shall constitute an act of the Committee without the necessity of a meeting. The intention of Cox and the Committee is to administer the Plan in compliance with Section 162(m) of the Internal Revenue Code (the "Code") so that Awards paid under the Plan will be treated as performance-based compensation, as that term is defined in Code Section 162(m)(4)(C). If any provision of the Plan does not comply with the requirements of Section 162(m) of the Code, then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. The decisions of the Committee shall be final and binding on all parties.

3.       ESTABLISHMENT OF EARNED TARGET PERCENTAGE

         With respect to each Plan Year, the Committee will establish a schedule of Performance Goals, and will establish an objective methodology to derive the Target Performance Percentage. The objective methodology shall determine the Earned Target Percentage based directly and exclusively on the level of the designated Performance Goals achieved for a Plan Year. The designated Performance Goals and the objective methodology to be used with respect to a Plan Year shall be established in writing by the Committee within 90 days of the beginning of the Plan Year.

4.       CALCULATION OF AWARD

         (a) With respect to each Plan Year, the amount of an Award payable to any Participant will be calculated by multiplying the Participant's Target Bonus by the Earned Target Percentage for such Plan Year. The maximum amount of an Award that can be paid under the Plan for any Plan Year shall be $2,000,000.

         (b) If a Participant either terminates employment, including on account of retirement or disability, or dies during a Plan Year, then the Participant, or the Participant's beneficiary, shall be entitled to receive a pro rata share of the Award otherwise payable thereto with respect to the Plan Year. The amount of the pro rata Award payable under this Paragraph 4(b) shall be determined by multiplying the Award otherwise payable under the Plan by a fraction, the numerator of which is the number of days during the Plan Year that the Participant was employed preceding the date of termination or death and the denominator of which is 365.

         (c) Notwithstanding any provisions of the Plan to the contrary, the Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to a Plan Year.

5.       DISTRIBUTIONS

         (a) At the sole discretion of the Committee, distribution of each Award shall be made by Cox either (1) in a lump sum cash payment, (2) in the form of shares of common stock of Cox, which shares may be subject to certain restrictions upon issue that impose a risk of forfeiture or (3) some combination of cash and common stock; provided, that the issuance of shares of common stock may be made only to the extent permissible under applicable securities laws. In the event any distribution is made in the form of Cox common stock, the value of the common stock so issued may not exceed the total amount of the Award to be made under this Plan, and the value of any fractional shares of common stock shall be distributed in cash. The Committee, acting in its sole discretion, may determine the terms and conditions of restrictions, if any, that shall be applied to the common stock issued hereunder. Any distribution made under this Plan shall occur within a reasonably practicable period of time after the end of the Plan Year in which the Participant has earned the Award; provided, that no Award shall become payable to a Participant with respect to any Plan Year until the Committee has certified in writing that the terms and conditions underlying the payment of such Award have been satisfied. If a Participant entitled to the payment of an Award under the Plan dies prior to the distribution of such Award, the distribution shall be made to the Participant's beneficiary, as designated under the Plan, within the same time period in which the Award otherwise would have been paid to the Participant.


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         (b) Notwithstanding any provisions of the Plan to the contrary, no
Award shall be payable to a Participant with respect to the Plan Year commencing on January 1, 2000 unless and until the Plan is approved by the majority vote of the shareholders of Cox voting with respect to the approval of the Plan in accordance with applicable Federal securities laws. The Committee reserves the right to precondition the payment of an Award with respect to any Plan Year beginning on or after January 1, 2001 on the prior approval of a majority vote of the shareholders of Cox.

6.       DESIGNATION OF BENEFICIARIES

         Each Participant may designate in writing and deliver to Cox the name and address of the person or persons to whom an Award remaining payable under this Plan shall be paid in the event of the Participant's death. If the Participant has failed to make and deliver such a designation to Cox, or if no person so designated survives the Participant, then Cox shall pay such an Award to the Participant's lawful spouse, if then living, or, if not then living, equally to the Participant's then living children, or, if none survive the Participant, to the Participant's estate.

7.       LIMITATION ON CLAIM FOR BENEFITS

         Participants shall look solely to Cox for satisfaction of a claim for an Award under this Plan. In no event shall the Board or any director, officer, employee, or agent of Cox, including members of the Committee, be liable in its, his or her individual capacity to any person whomsoever for the payment of a benefit under this Plan. All payments under this Plan shall be made from Cox's general assets, and no person under any circumstances whatsoever shall have a claim for a benefit or payment under this Plan which is superior in any manner whatsoever to an unsecured claim for a payment by a general creditor of Cox.

8.       WITHHOLDING ON BENEFIT PAYMENTS

         Notwithstanding any other provisions of the Plan, Cox shall be entitled to withhold from each Award paid under this Plan such amounts as are required by applicable state or Federal law or the order of any court.


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9.       NO ALIENATION, ASSIGNMENT OR OTHER RIGHTS

         Neither the Participant nor the person(s) designated as the Participant's beneficiaries shall have any right whatsoever to alienate, commute, anticipate or assign (either at law or in equity) all or any portion of any Award payable under this Plan.

10.      GOVERNING LAW

         This Plan shall be interpreted under the laws of the State of Georgia, to the extent not preempted by Federal law.

11.      SAVINGS CLAUSE

         If any provision of this Plan is held invalid or unenforceable, it will not affect the other provisions. The Plan will remain in effect as though the invalid or unenforceable provisions were omitted.

12.      AMENDMENT AND TERMINATION

         The Committee reserves the right to amend or terminate this Plan at any time without the consent of the shareholders of Cox; except as required by any federal or state law or by the rules of any stock exchange on which shares of the common stock of Cox are listed. No such amendment or termination shall retroactively reduce the amount of an Award already accrued to the benefit of any Participant prior to the effective date of the amendment or the termination of the Plan.


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